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NORDSTROM
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For Immediate Release
-----------------------
February 5, 2003
                                                             INVESTOR CONTACT:
                                                              Stephanie Allen
                                                              Nordstrom, Inc.
                                                                (206)303-3262
                                                                MEDIA CONTACT:
                                                            Shasha Richardson
                                                              Nordstrom, Inc.
                                                                (206)373-3038

NORDSTROM REPORTS JANUARY 2003 SALES
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    SEATTLE - February 5, 2003 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $316.5 million for the four-week period ending February 1, 2003, an increase of 6.7 percent compared to sales of $296.6 million for the four-week period ending February 2, 2002. Same-store sales increased 0.8 percent.
    For the four-week period, same-store sales in full-line stores increased in the Central States, East Coast and Northwest geographic regions. By merchandise division, same-store sales increased in the Designer and Contemporary segments of Women's Apparel, as well as Cosmetics, Accessories, Women's Shoes, Men's Wear, Women's Active Wear and Children's Apparel.
    Preliminary fourth quarter (November - January) sales(1) of $1.7 billion increased 7.1 percent compared to 2001 quarter-to-date sales of $1.6 billion. Quarterly same-store sales1 increased 1.5 percent.
    Preliminary full-year sales of $6.0 billion increased 6.1 percent compared to 2001 sales of $5.6 billion. Full-year same-store sales increased 1.3 percent.

FUTURE REPORTING DATES
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Nordstrom's financial release calendar for the next several months is provided in the table below. Please note that beginning in fiscal 2002 (February), sales are presented and reported according to the 4-5-4 retail calendar, after the market close, on the Wednesday before Retail Sales Day. Quarterly financial results will continue to be reported on a calendar basis until the beginning of fiscal 2003 (February) at which time quarterly results will also be presented on a 4-5-4 basis.
          Fourth Quarter Earnings         Thurs., February 20, 2003
          February Sales Release          Wed., March 5, 2003
          March Sales Release             Wed., April 9, 2003
    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 142 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 88 full-line stores, 47 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store.


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Nordstrom also operates 23 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.


SALES SUMMARY                    Jan.     Jan.     QTD       QTD       YTD       YTD
(unaudited; $ in millions)       2003     2002     2002      2001      2002      2001
                                 ----     ----     ----      ----      ----      ----
Total sales                     $316.5   $296.6  $1,729.3  $1,615.2  $5,966.5  $5,622.6
Total sales percentage change     6.7%   (4.9%)     7.1%     (2.8%)     6.1%      1.9%
Same-store sales percentage change
  Full-line stores                0.5%   (5.8%)     0.9%     (4.4%)     0.7%     (2.6%)
  Rack and other stores           2.9%   (6.7%)     7.6%     (6.0%)     7.4%     (6.0%)
  All stores                      0.8%   (5.9%)     1.5%     (4.6%)     1.3%     (2.9%)
Number of stores (as of February 1, 2003)
  Full-line                        88         80
  Rack and other                   54         51
  International Faconnable
     Boutiques                     23         24
                                 ----       ----
Total                             165        155

Gross square footage (as of February 1, 2003)
                           18,385,000   17,011,000


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(1) Nordstrom reports monthly sales according to the 4-5-4 Retail Calendar.  The
Company reports quarterly financial results on a calendar basis. Preliminary fourth quarter sales for 2002 and 2001 were $1.8 billion and $1.6 billion, respectively, on a calendar basis. Also on a calendar basis, preliminary fourth quarter same-store sales were 1.9% higher than the prior year.

   Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially depending upon a variety of factors including, but not limited to, the company's ability to source and manage appropriate inventory, predict fashion trends and consumer apparel buying patterns, and control costs and expenses; weather conditions; hazards of nature such as earthquakes and floods; trends in personal bankruptcies and bad debt write-offs; employee relations; the company's ability to continue its expansion plans; and the impact of economic and competitive market forces, including the effects of terrorist activity on the company, its customers and the industry. The company's SEC reports may contain other information on these and other factors, which could affect our financial results and cause actual results to differ from any forward-looking information we may provide.